Exhibit 5.1(b)

[Letterhead of Richards, Layton & Finger, P.A.]

November 13, 2009

Capital One Capital VI

c/o Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Capital VI

Ladies and Gentlemen:

We have acted as special Delaware counsel for Capital One Financial Corporation, a Delaware corporation (“Capital One”), and Capital One Capital VI, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, copies or forms of the following:

(a) The Certificate of Trust of the Trust (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 6, 2009;

(b) The Declaration of Trust of the Trust, dated as of May 6, 2009, among Capital One, as sponsor, and the trustees of the Trust named therein;

(c) The Registration Statement on Form S-3 relating to the trust preferred securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust, as filed by Capital One, the Trust, Capital One Capital V, Capital One Capital VII and Capital One Capital VIII with the Securities and Exchange Commission on May 8, 2009 (the “Registration Statement”);

(d) The Current Report on Form 8-K, relating to the Preferred Securities, as filed by Capital One with the Securities and Exchange Commission on or about November 13, 2009 (the “Form 8-K”);

(e) The Prospectus, dated May 8, 2009, as supplemented by the Prospectus Supplement, dated November 9, 2009 (as so supplemented, the “Prospectus”), relating to the Trust’s 8.875% Cumulative Trust Preferred Securities (each, a “Preferred Security” and collectively, the “Preferred Securities”);

Capital One Capital VI

November 13, 2009

(f) The Amended and Restated Declaration of Trust of the Trust (including Exhibits A-1 and A-2 thereto), dated as of November 13, 2009 (the “Declaration of Trust”), among Capital One, as sponsor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust; and

(g) A Certificate of Good Standing for the Trust, dated November 10, 2009, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Declaration of Trust and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of each natural person who is a signatory to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that each Person to whom a Preferred Security was issued by the Trust (collectively, the “Preferred Security Holders”) received a certificate (in substantially the form attached as Exhibit A-1 to the Declaration of Trust) for such Preferred Security and have paid for the Preferred Security acquired by it, in accordance with the Declaration of Trust and the Registration Statement, and (vii) that the Preferred Securities were issued and sold to the Preferred Security Holders in accordance with the Declaration of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement or the Form 8-K, and assume no responsibility for their contents.

Capital One Capital VI

November 13, 2009

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

2. The Preferred Securities represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form 8-K. In addition, we hereby consent to the use of our name under the heading “Certain Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

BJK/SDC